Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2012

FINANCIAL RESULTS

ATLANTA, GEORGIA, October 24, 2012: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its third quarter ended September 30, 2012.

The Company recorded third quarter revenues of $340.2 million, an increase of 5.0% over the prior year’s third quarter revenue of $323.9 million.  Net income increased 9.5% to $32.2 million or $0.22 per diluted share for the third quarter ended September 30, 2012, compared to $29.4 million or $0.20 per diluted share for the same period in 2011.

Rollins’ revenues rose 5.3% for the first nine months of 2012 to $964.5 million compared to $916.0 million for the prior year.  Net income for the first nine months of 2012 was $88.4 million, or $0.60 per diluted share, compared to net income of $79.1 million, or $0.54 per diluted share for the same period last year.

At yesterday’s Board of Directors meeting, the Board of Directors declared a regular quarterly cash dividend on its common stock of $0.08 per share plus a special year-end dividend of $0.12 per share both payable December 10, 2012 to stockholders of record at the close of business November 09, 2012.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are very pleased with our financial results for the third quarter and first nine months of fiscal 2012.  Our revenue growth was strong across the Company, which reflects the positive results we are receiving from the investments we have made.  We again improved our profit margins with favorable revenue to profit conversion.”

Mr. Rollins, concluded, “We are optimistic about concluding another successful year while gaining market share and delivering value to our customers and shareholders.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s optimism about having another successful year while still gaining market share and delivering value to our customers and shareholders.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2012	2011
ASSETS
Cash and cash equivalents	$93,713	$30,219
Trade accounts receivables, net	78,748	71,715
Financed receivables, net	12,396	11,668
Materials and supplies	10,919	10,607
Deferred income taxes, net	30,118	30,575
Other current assets	15,784	17,096
Total Current Assets	241,678	171,880
Equipment and property, net	77,521	76,046
Goodwill	211,373	210,898
Customer contracts and other intangible assets, net	132,850	140,598
Deferred income taxes	18,809	12,223
Financed receivables, long-term, net	12,491	11,108
Other assets	11,307	9,670
Total Assets	$706,029	$632,423

LIABILITIES
Accounts payable	$24,679	$23,951
Accrued insurance, current	22,503	20,801
Accrued compensation and related liabilities	62,827	60,365
Unearned revenue	95,727	95,022
Other current liabilities	34,865	35,774
Total Current Liabilities	240,601	235,913
Accrued insurance, less current portion	29,145	27,462
Accrued pension	29,766	7,573
Long-term accrued liabilities	37,857	34,977
Total Liabilities	337,369	305,925

STOCKHOLDERS’ EQUITY
Common stock	146,038	146,292
Retained earnings and other equity	222,622	180,206
Total stockholders’ equity	368,660	326,498
Total Liabilities and Stockholders’ Equity	$706,029	$632,423

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES
Customer services	$340,179	$323,929	$964,516	$916,008
COSTS AND EXPENSES
Cost of services provided	170,478	165,097	484,553	465,640
Depreciation and amortization	9,465	9,337	28,845	27,825
Sales, general and administrative	108,520	102,396	309,412	295,651
Interest Expense	19	79	90	449
	288,482	276,909	822,900	789,565
INCOME BEFORE INCOME TAXES	51,697	47,020	141,616	126,443
PROVISION FOR INCOME TAXES	19,486	17,605	53,198	47,327
NET INCOME	$32,211	$29,415	$88,418	$79,116

NET INCOME PER SHARE - BASIC	$0.22	$0.20	$0.60	$0.54
NET INCOME PER SHARE - DILUTED	$0.22	$0.20	$0.60	$0.54

Weighted average shares outstanding - basic	146,059	146,549	146,390	147,086
Weighted average shares outstanding - diluted	146,061	146,609	146,400	147,161

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter 2012 results on:

Wednesday, October 24, 2012 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8609 domestic;

480-629-9692 international
at least 5 minutes before start time.

REPLAY: available through October 31, 2012

Please dial 800-406-7325/303-590-3030, Passcode: 4568454

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com